Exhibit 21.01

                               LOEWS CORPORATION

                         Subsidiaries of the Registrant

                               December 31, 2003


                                                       Organized Under
              Name of Subsidiary                          Laws of            Business Names
------------------------------------------------------------------------------------------------

CNA Financial Corporation                               Delaware     )
  Continental Casualty Company                          Illinois     )
    Continental Assurance Company                       Illinois     )
    CNA Group Life Assurance Company                    Illinois     )
    National Fire Insurance Company of Hartford         Connecticut  )
    American Casualty Company of Reading, Pennsylvania  Pennsylvania )     CNA Insurance
    CNA Surety Corporation                              Delaware     )
  The Continental Corporation                           New York     )
    The Buckeye Union Insurance Company                 Ohio         )
    Firemen's Insurance Company of Newark, New Jersey   New Jersey   )
    The Continental Insurance Company                   New Hampshire)
    Continental Insurance Company of New Jersey         New Jersey   )

Lorillard, Inc.                                         Delaware     )     Lorillard
  Lorillard Tobacco Company                             Delaware     )

Diamond Offshore Drilling, Inc.                         Delaware           Diamond Offshore


  The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a "significant subsidiary" as defined in Regulation S-X, have been omitted.